Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPRESSCO PARTNERS, L.P.
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2011 RESULTS

Oklahoma City, Oklahoma (February 27, 2012) – Compressco Partners, L.P. (Compressco Partners or the Partnership) (NASDAQ: GSJK) today announced fourth quarter and full year 2011 consolidated results. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2011 were $7.2 million, with net income of $3.1 million. This compares to EBITDA and net income of $6.9 million and $0.2 million, respectively, during the prior year period. Distributable cash flow for the quarter ended December 31, 2011 was $6.4 million, or $0.4049 per unit (EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the nearest GAAP financial measures later in the release).

Compressco Partners closed its initial public offering on June 20, 2011. Consolidated results reported in this release for the periods prior to the closing date of the Partnership’s initial public offering include the results of the Partnership’s predecessor entity. The Partnership’s predecessor entity consisted of Compressco, Inc. and its subsidiaries and certain assets, liabilities and operations of certain other subsidiaries of TETRA Technologies, Inc. conducting business in Latin America.

Consolidated revenues for the quarter ended December 31, 2011 were $26.3 million versus $20.9 million in the fourth quarter of 2010. Income before tax for the quarter ended December 31, 2011 was $4.2 million versus $0.3 million in the fourth quarter of 2010.

Results of operations for the fourth quarter of 2011 reflect increased compressor unit sales as well as an improvement of service fleet utilization in both domestic and international markets. Although the Partnership expects to sell compressor units in its normal course of business, a significant portion of the compressor unit sales during the fourth quarter were for customized packages sold to specific customers pursuant to large and ongoing purchase programs. Sales of units are expected to decrease going forward as compared to 2011.

The number of compressor units providing services on customer sites increased as the Partnership utilized an average of 2,907 compressor units to provide services during the three months ended December 31, 2011, compared to an average of 2,717 compressor units utilized during the three months ended December 31, 2010. Cost of compression and other services as a percentage of revenue increased during the fourth quarter of 2011 due to fuel, maintenance and labor cost increases. Compressco Partners’ administrative expenses reflect increased professional fees and administrative staff expenses as a result of Compressco Partners being a separate public limited partnership. In addition, the Partnership had increased other expense in the fourth quarter of 2011 primarily due to foreign currency losses. At December 31, 2011, Compressco Partners had cash of $17.5 million and $17.0 million available under its credit facility.

Financial data for the fourth quarter and aggregating the twelve months of 2011 compared to the prior year period is available in the accompanying financial tables.

Ronald J. Foster, President of Compressco Partners, remarked, “Natural gas prices have certainly been a topic of discussion for our business. Despite the natural gas price environment, we have benefitted from the strategic focus on international expansion and unconventional resource applications. We maintained efforts to redeploy assets into our Latin American markets during the quarter and focused on applications for associated gas from liquids production, vapor recovery and electrically driven services in the domestic market utilizing the GasJack® and V-Jack™ platforms. We continue to utilize our engineering and optimization specialists to improve uplift economics and remain nimble in the production enhancement domestic market. However, our continuing growth domestically and in Canada could be negatively affected by current low gas prices.

“With the aforementioned challenge of low domestic gas prices, we are concentrating on providing value-added services to our customer base while our operations management continues to address the cost side through supply chain and LEAN manufacturing and refurbishment processes. We expect these cost challenges to continue through the first quarter of 2012, with sequential improvement throughout the remainder of 2012.”

Compressco Partners will host a conference call to discuss fourth quarter 2011 results today, February 27, 2012, at 10:30 am ET. Ronald J. Foster, President of Compressco Partners, and Gary L. McBride, Chief Financial Officer of Compressco Partners, will host the call. The phone number for the call is 800/860-2442. The conference will also be available by live audio webcast and may be accessed through Compressco Partners website at www.compressco.com.

On January 20, 2012, Compressco Partners announced that the board of directors of its general partner declared a cash distribution attributable to the fourth quarter of 2011 of $0.3875 per outstanding unit, payable on February 15, 2012 to unitholders of record as of the close of business on February 1, 2012. This distribution equates to a distribution of $1.55 per outstanding unit on an annualized basis.

Compressco Partners is a provider of wellhead compression-based production enhancement services to a broad base of natural gas and oil exploration and production companies operating throughout most of the onshore producing regions of the United States. Compressco Partners has significant operations in Canada and Mexico and a growing presence in certain countries in South America, Eastern Europe and the Asia-Pacific region. Compressco Partners is managed by Compressco Partners GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that Compressco Partners intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning expected results of operations for 2012, financial guidance, estimated distributable cash, estimated earnings, earnings per unit, and statements regarding Compressco Partners’ beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by Compressco Partners in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of Compressco Partners. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the registration statement filed by Compressco Partners with the U.S. Securities and Exchange Commission (SEC), which is available via the SEC’s web site at www.sec.gov. Compressco Partners undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The following financial data for the twelve month period ended December 31, 2011 includes results of Compressco Partners and results of its predecessor for the period prior to June 20, 2011. The financial data for the three and twelve month periods ended December 31, 2010 includes results of Compressco Partners’ predecessor.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(In Thousands)
Revenues
Compression and other services	$21,478	$19,724	$81,979	$77,396
Sales of compressors and parts	4,871	1,198	13,200	4,017
Total revenues	26,349	20,922	95,179	81,413

Cost of revenues (excluding depreciation and amortization expense)
Cost of compression and other services	10,828	9,109	42,087	35,424
Cost of compressors and parts sales	3,583	857	9,620	2,554
Total cost of revenues	14,411	9,966	51,707	37,978

Selling, general and administrative expense	4,572	4,066	15,757	14,328
Depreciation and amortization	3,069	3,293	12,521	13,112
Interest (income) expense, net	(50)	3,267	5,052	13,096
Other expense, net	166	26	980	113
Income before tax provision	4,181	304	9,162	2,786
Provision for income taxes	1,058	103	1,905	1,169
Net income	$3,123	$201	$7,257	$1,617

Reconciliation of Non-GAAP Financial Measures

Compressco Partners includes in this release the non-GAAP financial measures EBITDA and distributable cash flow. EBITDA is used as a supplemental financial measure by the Partnership’s management to: assess the Partnership’s ability to generate available cash sufficient to make distributions to the Partnership’s unitholders and general partner; evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis; measure operating performance and return on capital as compared to those of other companies in the production enhancement business; and, determine the Partnership’s ability to incur and service debt and fund capital expenditures. The Partnership defines EBITDA as earnings before interest, taxes, depreciation and amortization.

Distributable cash flow is used as a supplemental financial measure by the Partnership’s management as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as EBITDA less current income tax expense and maintenance capital expenditures, plus the non-cash cost of compressors sold and equity compensation expense.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to EBITDA, distributable cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as Compressco Partners. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management’s decision making process.  Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that Compressco Partners has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership’s partnership agreement.

The following table reconciles net income to EBITDA for the three and twelve month periods ended December 31, 2011 and December 31, 2010:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(In Thousands)
Net income	$3,123	$201	$7,257	$1,617
Provision for income taxes	1,058	103	1,905	1,169
Depreciation and amortization	3,069	3,293	12,521	13,112
Interest (income) expense, net	(50)	3,267	5,052	13,096
EBITDA	$7,200	$6,864	$26,735	$28,994

The following table reconciles net income to distributable cash flow for the 3 month period ended December 31, 2011:

Three Months Ended
December 31, 2011
(In Thousands)
Net income	$3,123
Provision for income taxes	1,058
Depreciation and amortization	3,069
Interest (income) expense	(50)
EBITDA	7,200
Less:
Current income tax expense	(767)
Maintenance capital expenditures	(297)
Plus:
Non-cash cost of compressors sold	-
Equity compensation	231
Interest income (expense)	50
Distributable cash flow	$6,417

Contact:
Compressco Partners, L.P., Oklahoma City, Oklahoma
Ronald J. Foster, 405/677-0221
Fax: 405/619-9244
www.compressco.com